EXHIBIT 99.1

PRESS RELEASE

Marvin Tancer	Amy Sullivan
CFO & V.P. Operations	Senior Vice President
Sirna Therapeutics, Inc.	Euro RSCG Life NRP
303-449-6500	415-901-3705

SIRNA ANNOUNCES WEBCAST OF PRESENTATION AT UBS GLOBAL LIFE SCIENCES CONFERENCE

Boulder, CO – September 19, 2003 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that Howard W. Robin, President and CEO, will present an overview of the company’s RNA interference technology and product development programs at the UBS Global Life Sciences Conference in New York City at 9:30 a.m. EDT on Wednesday, September 24, 2003.

The presentation will be webcast live and may be accessed by visiting the company’s website, www.sirna.com. The presentation will be archived for 30 days.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity toward a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.